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Exhibit 8.2

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

January 9, 2007

NYSE Group, Inc.
11 Wall Street
New York, New York 10005

Ladies and Gentlemen:

        We have acted as special counsel for NYSE Group, Inc., a Delaware corporation ("NYSE Group"), in connection with the proposed business combination of NYSE Group and Euronext N.V., a company organized under the laws of The Netherlands ("Euronext"), pursuant to the Combination Agreement by and among NYSE Group, Euronext, NYSE Euronext, Inc., a Delaware corporation and a newly formed wholly-owned subsidiary of NYSE Group ("NYSE Euronext"), and Jefferson Merger Sub, Inc., a Delaware corporation and a newly formed, wholly-owned subsidiary of NYSE Euronext ("Merger Sub"), dated as of June 1, 2006, as amended and restated as of November 24, 2006 (the "Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, we are rendering our opinion, pursuant to paragraph (e) of Section II of Annex II to the Agreement, concerning certain United States federal income tax matters.

        In providing our opinion, we have examined the Agreement, the Registration Statement, the Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement and the Registration Statement are true, complete and correct, (iii) the statements and representations made by each of NYSE Group, NYSE Euronext and Merger Sub in their respective officer's certificates dated the date hereof and delivered to us for purposes of this opinion (the "Officer's Certificates") are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any statements and representations made in the Officer's Certificates "to the knowledge of" any person or similarly qualified are correct without such qualification, (v) the Merger will qualify as a statutory merger under the DGCL, and (vi) NYSE Group, NYSE Euronext, Merger Sub and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner in which it is described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

        Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

        Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform NYSE Euronext of any such change or inaccuracy that may occur or come to our attention.

        We are furnishing this opinion solely to you in connection with the filing of the Offer and this opinion is not to be relied upon for any other purpose or by any other person without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a post-effective amendment to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz

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